EXHIBIT 99.1

THOR Industries Announces Second Quarter Fiscal 2024 Results

ANTICIPATES STRONGER PERFORMANCE IN THE SECOND HALF OF FISCAL 2024 WHILE LOWERING FISCAL 2024 GUIDANCE TO REFLECT COMPANY’S PRUDENT FOCUS ON OPERATIONAL EXECUTION AHEAD OF MARKET RECOVERY

Fiscal Second Quarter 2024 Highlights

  Consolidated net sales for the second quarter were $2.21 billion.
  Consolidated gross profit margin for the second quarter was 12.3%.
  Net income attributable to THOR Industries, Inc. and diluted earnings per share for the second quarter of fiscal 2024 were $7.2 million and $0.13, respectively, inclusive of a $14.7 million charge related to the November 15, 2023 refinancing of the Company’s debt facilities.
  The Company revised its full-year fiscal 2024 consolidated net sales and diluted earnings per share guidance to a consolidated net sales range of $10.0 billion to $10.5 billion and diluted earnings per share in the range of $5.00 to $5.50.

ELKHART, Ind., March 06, 2024 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its second fiscal quarter ended January 31, 2024.

“Our fiscal second quarter, similar to the prior-year period, presented a challenging operating environment as seasonally lower retail demand and cautious dealer sentiment impacted our results. As macro conditions continue to pressure the top-line, our teams proactively navigated through the retail offseason to improve the competitive positioning of our operating companies and independent dealer partners. Notably, we continued to work with our North American independent dealer partners to closely match wholesale production with the pace of retail sales and we enacted promotional programs to assist independent dealers in moving prior-model-year units and stimulate retail demand. With the rapid increase in interest rates over the past year, dealers face elevated floorplan financing costs that have put substantial pressure on their operations. As a result, we currently believe that even though the levels and mix of channel inventory are well-positioned ahead of the retail selling season, dealers will remain focused on limiting inventory levels as they manage interest expense,” said Bob Martin, President and CEO of THOR Industries.

“Over the long term, we remain encouraged as attendance figures at recent retail RV shows and consumer interest in the lifestyle remain strong. Our teams will continue to monitor evolving market trends as we progress through the upcoming selling season, and we remain highly confident in our operating teams and flexible business model to deliver value for our independent dealer partners and end consumers,” added Martin.

Second-Quarter Financial Results

Consolidated net sales were $2.21 billion in the second quarter of fiscal 2024, compared to $2.35 billion for the second quarter of fiscal 2023.

Consolidated gross profit margin for the second quarter of fiscal 2024 was 12.3%, an increase of 20 basis points when compared to the second quarter of fiscal 2023.

Net income attributable to THOR Industries, Inc. and diluted earnings per share for the second quarter of fiscal 2024 were $7.2 million and $0.13, respectively, compared to $27.1 million and $0.50, respectively, for the second quarter of fiscal 2023. In the second quarter of fiscal 2024, as a result of the amendments and associated maturity date extensions and interest rate margin reductions related to the November 15, 2023 refinancing of the Company’s debt facilities, the Company recognized total expense of $14.7 million. Approximately $7.5 million of this expense is classified as interest expense in the Company’s Condensed Consolidated Statements of Income and Comprehensive Income and primarily represents extinguishment charges, and the remaining $7.2 million of this expense is classified as administrative expense and primarily represents third-party costs attributed to the modified debt facilities.

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2024	2023	Change	2024	2023	Change
Net Sales	$730,968	$829,751	(11.9)	$1,676,422	$2,147,557	(21.9)
Gross Profit	$53,897	$52,863	2.0	$171,908	$248,729	(30.9)
Gross Profit Margin %	7.4	6.4		10.3	11.6
Income (Loss) Before Income Taxes	$661	$(7,119)	109.3	$49,910	$103,888	(52.0)

	As of January 31,		%
($ in thousands)	2024	2023	Change
Order Backlog	$836,202	$1,152,991	(27.5)
  North American Towable RV net sales were down 11.9% for the second quarter of fiscal 2024 compared to the prior-year period, driven by a 10.2% increase in unit shipments offset by a 22.1% decrease in the overall net price per unit. The decrease in the overall net price per unit was primarily due to the combined impact of a shift in product mix toward travel trailers and more moderately-priced units along with price compared to the prior-year period.
  North American Towable RV gross profit margin was 7.4% for the second quarter of fiscal 2024, compared to 6.4% in the prior-year period. The increase in gross profit margin was primarily driven by a decrease in the material cost percentage, due to the combined favorable impacts of product mix changes and cost-savings initiatives, partially offset by higher labor and manufacturing overhead percentages.
  North American Towable RV income before income taxes for the second quarter of fiscal 2024 was $0.7 million, compared to a loss before income taxes of $7.1 million in the second quarter of fiscal 2023. This improvement was driven primarily by lower amortization costs and larger gains on the sales of fixed assets in the current year period.

North American Motorized RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2024	2023	Change	2024	2023	Change
Net Sales	$570,424	$738,583	(22.8)	$1,281,583	$1,862,102	(31.2)
Gross Profit	$60,721	$107,212	(43.4)	$140,113	$292,947	(52.2)
Gross Profit Margin %	10.6	14.5		10.9	15.7
Income Before Income Taxes	$26,460	$61,544	(57.0)	$63,512	$185,977	(65.8)

	As of January 31,		%
($ in thousands)	2024	2023	Change
Order Backlog	$1,072,687	$1,848,124	(42.0)
  North American Motorized RV net sales decreased 22.8% for the second quarter of fiscal 2024 compared to the prior-year period. The decrease was primarily due to an 18.4% reduction in unit shipments, partly due to independent dealer restocking in the prior-year period, as well as a 4.4% decrease resulting from changes in product mix and net price per unit as current-year shipments trended toward more moderately-priced units and included elevated sales discounts compared to the prior-year period.
  North American Motorized RV gross profit margin was 10.6% for the second quarter of fiscal 2024, compared to 14.5% in the prior-year period. The decrease in the gross profit margin for the second quarter of fiscal 2024 was primarily driven by an increase in sales discounts and chassis costs as well as an increase in manufacturing overhead cost as a percentage of net sales due to the reduction in net sales.
  North American Motorized RV income before income taxes for the second quarter of fiscal 2024 decreased to $26.5 million compared to $61.5 million in the prior-year period, driven by the decrease in net sales and the decline in the gross margin percentage.

European RVs

($ in thousands)	Three Months Ended January 31,		%	Six Months Ended January 31,		%
	2024	2023	Change	2024	2023	Change
Net Sales	$782,294	$646,938	20.9	$1,490,495	$1,151,240	29.5
Gross Profit	$119,325	$91,430	30.5	$242,153	$160,295	51.1
Gross Profit Margin %	15.3	14.1		16.2	13.9
Income Before Income Taxes	$38,057	$12,015	216.7	$66,824	$5,547	1,104.7

	As of January 31,		%
($ in thousands)	2024	2023	Change
Order Backlog	$2,746,307	$3,055,738	(10.1)
  European RV net sales increased 20.9% for the second quarter of fiscal 2024 compared to the prior-year period, driven by a 3.9% increase in unit shipments and a 17.0% increase in the overall net price per unit due to the total combined impact of changes in foreign currency, product mix and price. The overall net price per unit increase of 17.0% includes a 4.1% increase due to the impact of foreign currency exchange rate changes.
  European RV gross profit margin was 15.3% of net sales for the second quarter of fiscal 2024 compared to 14.1% in the prior-year period. This improvement in the gross profit margin for the quarter was primarily driven by net selling price increases, product mix changes and a reduction in labor costs as a percentage of net sales.
  European RV income before income taxes for the second quarter of fiscal 2024 was $38.1 million compared to income before income taxes of $12.0 million during the second quarter of fiscal 2023. The improvement was primarily driven by the increase in net sales.

Management Commentary

“Similar to last year, our fiscal second quarter financial results were impacted by cautious wholesale ordering patterns by our North American independent dealers in response to challenging seasonal market conditions and the elevated interest rate environment. Against this backdrop, our operating teams maintained a prudent focus on operational execution that prioritizes through-cycle profitability while also actively assisting independent dealers in managing their respective inventory positions. We have implemented a disciplined operating approach in a softer demand environment that involves producing the right mix of products at price points that resonate with today’s more budget-conscious consumer. In addition, we are working with our supplier partners to identify opportunities to reduce costs where possible,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“In North America, we took deliberate actions of maintaining production discipline balanced with increased dealer assistance to help address the current macro environment. During the fiscal second quarter, we continued to sustain production levels that mirror the pace of retail sales, resulting in modest restocking of approximately 4,000 units, far below historical restocking levels for our fiscal second quarter. Our teams provided increased incentive support to our independent dealers aimed at helping pull prior-model-year product through and to assist dealers facing cash flow constraints. Additionally, through the quarter, we continued to leverage our variable cost model as we achieved greater footprint consolidation and operational efficiencies. As a result of these actions, we are well positioned to work with our independent dealers to endure current market conditions and emerge in a stronger position with the resumption of long-term market growth trends,” continued Woelfer.

“In Europe, fiscal second quarter net sales increased 20.9% while income before income taxes increased by more than 200% compared to the prior-year period. While we consider independent dealer inventories of European products to be restocked to appropriate levels exiting the second quarter of fiscal 2024, we are extremely pleased with the continued efforts of our European teams to drive continued operational efficiencies to sustain a strong profitability profile and work towards recapturing market share of motorized product as a result of improved chassis availability. This positioned our European companies to provide acceptable levels of inventories to our European dealers,” concluded Woelfer.

“Despite navigating through a challenging quarter, we continue to actively manage our balance sheet to maintain a strong financial position. During the quarter, the Company entered into an amendment to its term-loan credit facility to extend its maturity from February 2026 to November 2030 and reduce the applicable margin used to determine the interest rate on USD loans by 0.25% while concurrently amending its ABL agreement to extend the maturity from September 2026 to November 2028. This proactive refinancing secured access to long-term financing with favorable pricing terms and largely unchanged covenants and provisions while also ensuring adequate capital availability. As of January 31, 2024, we had liquidity of approximately $1.3 billion, including approximately $340.2 million in cash on hand and approximately $938.0 million available under our asset-based revolving credit facility. Looking ahead to the second half of fiscal 2024, and consistent with historical trends, we expect to generate strong net cash flow from operations driven by operating results in addition to reduced net working capital levels. Our financial strength and strong cash generation profile will continue to provide significant financial flexibility and support our efforts to advance and capitalize on our long-term strategic plan,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

Outlook

“We are cautious heading into the prime retail selling season as we believe North American dealers will maintain tight control over inventory levels until retail demand firms. The macro environment remains under pressure from elevated interest rates that impact the cash flow of our independent dealers as well as consumers’ desire to make large discretionary purchases. Given this backdrop, we will maintain a prudent focus on solid operational execution through disciplined production, product portfolio optimization and cost management as we move into the second half of the fiscal year,” said Martin.

“Although the near-term environment is challenging, we expect improving market conditions as we progress through calendar 2024. We continue to be very optimistic about the strong underlying interest for the RV lifestyle and consumer demand for our robust RV product offering. As the global leader in the RV industry, our ability to continually innovate and adapt in an ever-evolving market landscape positions us to succeed. Furthermore, our strong balance sheet and cash generation ability, underpinned by our variable cost model, enable us to advance on our strategic initiatives to drive long-term growth,” added Martin.

Fiscal 2024 Guidance

The Company’s fiscal 2024 guidance has been revised to reflect challenging market conditions expected to persist into the second half of fiscal 2024. Based on current North American order intake levels through the end of February, the Company is lowering its consolidated net sales and diluted earnings per share guidance ranges to reflect a lowered fiscal year 2024 North American industry wholesale shipment range of between 330,000 and 340,000 units, which is more conservative than our previous shipment range of between 350,000 and 365,000 units.

For fiscal 2024, the Company’s updated full-year guidance now includes:

  Consolidated net sales in the range of $10.0 billion to $10.5 billion (previously $10.5 billion to $11.0 billion)
  Consolidated gross profit margin in the range of 14.0% to 14.5% (previously 14.5% to 15.0%)
  Diluted earnings per share in the range of $5.00 to $5.50 (previously $6.25 to $7.25)

“The combination of the delay in interest rate relief and softer return of the retail market as the macroeconomic challenges persist has delayed the return of stronger top and bottom lines from our expectations at the beginning of our fiscal year. Because we have not assumed any material relief from these macroeconomic challenges through the balance of fiscal 2024, we have revised our guidance to match our current outlook and will continue to manage the business in line with this more cautious view. While this delay will impact our earnings results in fiscal 2024, we have strong confidence in our ability to deliver on our revised fiscal 2024 outlook,” concluded Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law (including recent and pending tax-law changes implementing new, widely adopted "Pillar II" tax principles) and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2024 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THETHREE AND SIX MONTHS ENDED JANUARY 31, 2024 AND 2023
($000’s except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2024	% Net Sales(1)	2023	% Net Sales(1)	2024	% Net Sales(1)	2023	% Net Sales(1)

Net sales	$2,207,369		$2,346,635		$4,708,128		$5,454,719

Gross profit	$270,847	12.3%	$282,935	12.1%	$628,779	13.4%	$769,411	14.1%

Selling, general and administrative expenses	220,125	10.0%	208,743	8.9%	438,021	9.3%	450,367	8.3%

Amortization of intangible assets	32,464	1.5%	35,199	1.5%	64,808	1.4%	70,418	1.3%

Interest expense, net	28,229	1.3%	25,633	1.1%	48,426	1.0%	48,440	0.9%

Other income, net	16,865	0.8%	19,358	0.8%	1,952	—%	11,803	0.2%

Income before income taxes	6,894	0.3%	32,718	1.4%	79,476	1.7%	211,989	3.9%

Income tax provision	1,568	0.1%	6,912	0.3%	19,117	0.4%	48,760	0.9%

Net income	5,326	0.2%	25,806	1.1%	60,359	1.3%	163,229	3.0%

Less: Net loss attributable to non-controlling interests	(1,891)	(0.1)%	(1,274)	(0.1)%	(423)	—%	(36)	—%

Net income attributable to THOR Industries, Inc.	$7,217	0.3%	$27,080	1.2%	$60,782	1.3%	$163,265	3.0%

Earnings per common share
Basic	$0.14		$0.51		$1.14		$3.05
Diluted	$0.13		$0.50		$1.13		$3.03

Weighted-avg. common shares outstanding – basic	53,322,504		53,518,878		53,309,169		53,587,646
Weighted-avg. common shares outstanding – diluted	53,650,583		53,810,910		53,752,150		53,869,830

(1)Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	January 31, 2024	July 31, 2023		January 31, 2024	July 31, 2023
Cash and equivalents	$340,192	$441,232	Current liabilities	$1,626,461	$1,716,482
Accounts receivable, net	625,618	643,219	Long-term debt, net	1,390,469	1,291,311
Inventories, net	1,776,268	1,653,070	Other long-term liabilities	266,304	269,639
Prepaid income taxes, expenses and other	97,184	56,059	Stockholders’ equity	3,942,595	3,983,398
Total current assets	2,839,262	2,793,580
Property, plant & equipment, net	1,382,227	1,387,808
Goodwill	1,787,761	1,800,422
Amortizable intangible assets, net	925,515	996,979
Equity investments and other, net	291,064	282,041
Total	$7,225,829	$7,260,830		$7,225,829	$7,260,830

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724